EXHIBIT (i)

Eaton Vance Management

Two International Place

Boston, MA  02110

(617) 482-8260

www.eatonvance.com

October 23, 2012

Eaton Vance Series Fund, Inc.

Two International Place

Boston, MA  02110

Ladies and Gentlemen:

Eaton Vance Series Fund, Inc. (the “Corporation”) is a corporation established under the general laws of the State of Maryland with the powers and authority set forth under its Articles of Incorporation dated June 14, 2012, as amended (the “Articles of Incorporation”).

I am of the opinion that all legal requirements have been complied with in the creation of the Corporation, and that said Articles of Incorporation are legal and valid.

The Directors of the Corporation have the powers set forth in the Articles of Incorporation, subject to the terms, provisions and conditions therein provided.  As provided in the Articles of Incorporation, the Directors may authorize one or more series or classes of shares.  The series and classes of shares established and designated as of the date hereof and registered by Form N-1A are identified on Appendix A hereto.

Under the Articles of Incorporation, the Directors may from time to time issue and sell or cause to be issued and sold shares of the Corporation for cash or for property.  All such shares, when so issued, shall be fully paid and nonassessable by the Corporation.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1.

The Corporation is a corporation with transferable shares of common stock organized in compliance with the laws of the State of Maryland, and the Articles of Incorporation are legal and valid under the laws of the State of Maryland.

2.

Shares of common stock of the Corporation registered by Form N-1A may be legally and validly issued in accordance with the Articles of Incorporation upon receipt of payment in compliance with the Articles of Incorporation and, when so issued and sold, will be fully paid and nonassessable by the Corporation.

Eaton Vance Series Fund, Inc.

October 23, 2012

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Corporation in connection with the registration of shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Corporation’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

Very truly yours,

/s/ David D. Barr

David D. Barr, Esq.

Vice President

Eaton Vance Management

Appendix A

Established and Designated Series of the Corporation

Eaton Vance Institutional Emerging Markets Local Debt Strategy